STRUCTURED ASSET MORTGAGE INVESTMENTS II INC.
SACO I Trust 2006-4
Mortgage-Backed Certificates Series 2006-4

TERMS AGREEMENT

Dated: as of March 22, 2006

To: STRUCTURED ASSET MORTGAGE INVESTMENTS II INC.

Re: Underwriting Agreement, dated March 22, 2006

Underwriter: Bear, Stearns & Co. Inc. (the “Underwriter”)

Series Designation: Series 2006-4

Class Designation Schedule of the Certificates: Class A-1, Class A-2, Class A-3, Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class B-1, Class B-2 and Class B-3, Certificates

Terms of the Certificates:

Class	Original Certificate Principal Balance	Pass-Through Rate
Class A-1	$321,637,000	Adjustable
Class A-2	$19,012,000	Adjustable
Class A-3	$15,988,000	Adjustable
Class M-1	$37,852,000	Adjustable
Class M-2	$25,750,000	Adjustable
Class M-3	$11,072,000	Adjustable
Class M-4	$11,073,000	Adjustable
Class M-5	$10,300,000	Adjustable
Class M-6	$7,983,000	Adjustable
Class B-1	$8,498,000	Adjustable
Class B-2	$7,210,000	Adjustable
Class B-3	$5,665,000	Adjustable

The Certificates purchased by the Underwriter will be offered from time to time by the Underwriter in negotiated transactions at varying prices to be determined at the time of sale.

Defined Terms: Terms not otherwise defined herein shall have the meanings given to such terms in the Pooling and Servicing Agreement, dated as of March 1, 2006, among Structured Asset Mortgage Investments II Inc., as depositor, EMC Mortgage Corporation, as sponsor and master servicer and LaSalle Bank National Association, as trustee.

Form of Certificates Being Purchased by the Underwriter: Book-Entry.

Distribution Dates: The 25th day of each month or, if such 25th day is not a business day, the next succeeding business day beginning in April 2006.

Certificate Rating for the Certificates Being Purchased by the Underwriter:

Class	Standard & Poor’s Rating	Moody’s Rating
A-1	AAA	Aaa
A-2	AAA	Aaa
A-3	AAA	Aaa
M-1	AA+	Aa1
M-2	AA	Aa2
M-3	AA-	Aa3
M-4	A+	A1
M-5	A	A2
M-6	A-	A3
B-1	BBB+	Baa1
B-2	BBB	Baa2
B-3	BBB-	Baa3

Mortgage Assets: The Mortgage Loans to be included in the Trust Fund are as described in Annex A hereto.

Purchase Price: The aggregate purchase price payable by the Underwriter for the Certificates covered by this Agreement will be $            *              (plus $              *           in accrued interest).

Credit Enhancement: Excess spread, overcollateralization, subordination and, with respect to each of the Class A, Class M and Class B Certificates only, an interest rate swap agreement, as described in the related Prospectus Supplement.

Closing Date: March 30, 2006.

[Signature Page Follows]

* Please contact Bear, Stearns & Co. Inc. for pricing information

The undersigned, as Underwriter, agrees, subject to the terms and provisions of the above-referenced Underwriting Agreement, which is incorporated herein in its entirety and made a part hereof, to purchase the respective principal amounts of the Classes of the above-referenced Series of Certificates as set forth herein.

BEAR, STEARNS & CO. INC.

By: /s/ Mary P. Haggerty
Name:  Mary P. Haggerty
Title: Managing Director

Accepted:

STRUCTURED ASSET MORTGAGE INVESTMENTS II INC.

By: /s/ Baron Silverstein
Name: Baron Silverstein
Title: Vice President

Annex A

Mortgage Loan Schedule

[Available Upon Request]